EXHIBIT 10.1
Mindspeed Technologies, Inc.
Summary of Director Compensation Arrangements
     We currently pay our non-employee directors annual base compensation of $30,000, and our non-employee chairman of the board, $80,000, both of which are paid quarterly. They each also receive committee participation compensation for each committee on which they serve equal to $2,500 annually for the governance and board composition committee and the compensation and management development committee ($7,500 if serving as chairman of such committee) and $5,000 annually for the audit committee ($10,000 if serving as chairman of such committee). Each non-employee director also receives $1,250 for each board or committee meeting attended in person or by telephone. Each director has the option each year to receive all or a portion of his cash compensation due via shares or restricted shares valued at the closing price of our common stock on the date each payment would otherwise be made. Directors who are our employees are not paid any additional compensation for their service on our board of directors. Our board of directors may from time to time appoint additional standing or ad hoc committees, and may compensate directors who serve on them differently than we currently compensate members of our standing committees. We reimburse each of our directors for reasonable out-of-pocket expenses that they incur in connection with their service on our board of directors.
     Our non-employee directors are eligible to participate in our directors stock plan, which is administered by our compensation and management development committee under authority delegated by our board of directors. The directors stock plan provides that upon initial election to the board, each non-employee director is granted an option to purchase 40,000 shares of our common stock at an exercise price per share equal to its fair market value on the date of grant. The options become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date the options are granted. In addition, each non-employee director is granted an option to purchase 20,000 shares of our common stock following each annual meeting of stockholders. The directors stock plan also permits the board or the compensation and management development committee to grant one or more non-employee directors with additional compensation under the plan. The directors stock plan is filed as Exhibit 10.2 to our Current Report on Form 8-K dated March 5, 2007. The terms of each option granted under the directors stock plan are substantially as set forth in Exhibit 10.8 to our Quarterly Report on Form 10-Q that we filed with the SEC on August 9, 2005.
     The directors stock plan also provides that each non-employee director, upon initial election to the board and following each annual meeting of stockholders, is granted specially restricted shares in an amount equal to the lesser of: (i) 15,000 restricted shares, or (ii) the number of restricted shares (rounded to nearest whole share) equal to $45,000 divided by the closing price of our common stock on the date of grant. These specially restricted shares have all the attributes of outstanding common stock, such as the right to vote the shares and receive dividends thereon, except that the owner of these restricted shares will have no right to transfer the shares until ten days after: (i) the recipient retires from our board of directors after attaining age 55 and completing at least five years of service as a director, or (ii) the recipient resigns from the board or ceases to be a director by reason of antitrust laws, compliance with our conflict of interest policies, death, disability or other circumstances the board determines not to be adverse to the best interests of our company. The terms of each grant of specially restricted shares under the directors stock plan are substantially as set forth in Exhibit 10.2 to our Quarterly Report on Form 10-Q that we filed with the SEC on May 9, 2006.
     The compensation arrangements we have with our directors are reviewed and may be modified from time to time by our board of directors.